Exhibit 99.1


NEWS BULLETIN
FROM:

DT INDUSTRIES, INC.
[Graphic omitted]

                                                              1949 East Sunshine
                                                                     Suite 2-300

                                                           Springfield MO  65804
------------------------------------------------------------------------------
FOR FURTHER INFORMATION:

At the company:
Wayne W. Schultz

Senior Vice President - Finance

(417) 890-0102

FOR IMMEDIATE RELEASE

Monday, October 16, 2000

  DT INDUSTRIES ANNOUNCES FOURTH QUARTER AND FISCAL 2000 FINANCIAL RESULTS,
        ISSUES RESTATED FINANCIAL STATEMENTS, AMENDS CREDIT AGREEMENT

   SPRINGFIELD, Mo., October 16, 2000 -- DT Industries, Inc. (NASDAQ: DTIIE) announced the filing of its Annual Report on Form 10-K for the year ended June 25, 2000. It contains restated financial data for the first three quarters of fiscal 2000 and for fiscal years 1999, 1998 and 1997 as a result of accounting irregularities at its Kalish and Sencorp subsidiaries. At Kalish, consolidated results for fiscal years 1997 through 2000 were impacted. At Sencorp, only consolidated results for fiscal year 2000 were impacted. The company also announced that it will file with the Securities and Exchange Commission amended quarterly reports on Form 10-Q for the first three quarters of fiscal 2000 and an amended annual report on Form 10-K for fiscal 1999 as soon as practicable.

Restated Financial Statements

   The company announced restatements of earnings for the first three quarters of fiscal 2000 that lowered, in the aggregate, previously reported gross profit and operating income by $8.2 million, net income by $5.2 million and diluted earnings per share by $0.52. The restatements resulted in decreases in the following financial statement components from amounts shown in previously reported financial statements for fiscal 1999, 1998 and 1997 as follows (all amounts are in millions, except per share data):

                                                1999                             1998                           1997
                                       Decrease       As Restated       Decrease       As Restated     Decrease       As Restated
                                    -------------    -------------    ------------    ------------    ----------     -----------

Gross Profit                        $       4.0      $     89.6       $     7.4       $    131.8     $     2.1      $    109.0

Operating Income                    $       4.0      $      6.3       $     7.4       $     55.2     $     2.1      $     54.6

Net Income (Loss)                   $       3.4      $     (5.1)      $     4.0       $     25.7     $     1.6      $     24.4

Diluted Earnings (loss) per Common  $      0.34      $     (0.51)     $     0.30      $      2.10    $    0.15      $     2.23
Share

   The attached tables reflect the company's consolidated balance sheet and consolidated statement of operations as of and for fiscal year 2000, restated consolidated balance sheet and consolidated statement of operations as of and for fiscal years 1999, 1998 and 1997, and certain restated quarterly information for fiscal 2000, 1999, 1998 and 1997.

                                   -- more --

   Wayne W. Schultz, the company's Interim Senior Vice President -- Finance, reported, "The investigation and restatements of the company's financial statements were a substantial and time-consuming undertaking. As previously announced, the restatements arose out of accounting irregularities related to certain asset accounts. Each of the individuals previously placed on administrative leave has been terminated as a result of our investigation. We have expended considerable effort reviewing the company's financial reporting processes, systems of controls, and business practices and intend to achieve the highest standards going forward. With the restatements substantially complete, we look forward to putting this matter behind us and concentrating on the company's current and future operations."

   James J. Kerley, Chairman and Interim Chief Executive Officer, commented, "The past few months have been frustrating for us and our stockholders. Recruiting top flight, experienced senior management for the company is a top priority. With our filing of the restated financial statements, we can focus management's attention on the improvement of the company's financial control systems and the need for stronger performance evaluation methods. I am confident that these improvements can be implemented while we continue to meet the needs of our valued customers."

Bank Amendment

   The company also reported that its senior lenders have agreed to an amendment to its credit facility that waives prior defaults, modifies financial covenants for fiscal 2001, increases the interest rate on borrowings, and adds an event of default in the event of a change of control of the company or the failure to secure and maintain additional management resources. The total amount available for borrowings remains at $140 million, subject to reductions in connection with certain asset sales and other transactions, and the maturity date remains July 2, 2001. This will require the Company to obtain a new bank credit facility by that date. The company intends to divest one or more business units as part of its strategy to reduce current debt.

Nasdaq Listing

   Nasdaq halted trading in the company's common stock on August 23, 2000, as a result of questions arising out of the accounting irregularities at the company's Kalish subsidiary. A panel authorized by Nasdaq to consider the company's request for continued listing will hold a hearing on October 20, 2000. Although the company believes it will be able to adequately address the concerns of Nasdaq, there can be no assurance that it will be able to do so and remain listed on the Nasdaq National Market System.

Fourth Quarter Results

   DT Industries reported a fourth quarter 2000 net loss of $2.7 million, or 26 cents per diluted share, compared with a restated net loss of $9.0 million, or 89 cents per diluted share, for the same period a year earlier. Excluding special and restructuring charges, the prior-year restated fourth quarter net loss would have been $0.8 million, or 8 cents per diluted share. Although fourth quarter net sales increased over 17 percent to $133.2 million in fiscal 2000 from $113.5 million in fiscal 1999, operating results were adversely affected by significant margin erosion and losses on large integration projects at Kalish and on large extrusion systems and special machinery at Sencorp.

   Schultz said fourth-quarter orders totaled $135.3 million, up nearly 51 percent from $89.7 million a year earlier, bringing the full-year total to $541.3 million. The year-end backlog increased 44 percent to $259.6 million at June 25, 2000 from $180.0 million at June 27, 1999.

   Fourth-quarter Automation segment sales increased to $93.4 million from $74.4 million in the prior year, largely due to ongoing capital programs in the electronics industry. The company also reported strong sales of tire-building systems and ongoing increases in revenues for material-handling systems, primarily for the heavy equipment industry. Automotive market sales continued to be soft, although quoting opportunities remain strong. Packaging segment sales decreased during the fourth quarter to $29.3 million from $31.7 million in the prior year, primarily the result of a highly competitive environment for tablet processing equipment. Although sales of plastics processing equipment remained strong throughout the fiscal year, fourth-quarter results were lower than the prior-year period, which was unusually strong. The segment decreases were partially offset by incremental sales increases resulting from the acquisition of C.E. King in July 1999. Fourth quarter sales for the stamping and fabrication business increased 43 percent to $10.5 million from $7.3 million the prior year, primarily because of new customer sales in the light truck market and the transfer of some production previously reported by the Automation segment.

                                   -- more --

     Gross profit for the fourth quarter increased to $21.7 million from a restated $13.6 million a year earlier, a gross margin of 16.3 percent compared with 12.0 percent in the prior year. Excluding a special charge related to cost and performance issues in three automation projects in last year's fourth quarter, restated gross profit during that period would have been $23.4 million, or a gross margin of 20.6 percent. Excluding the special charges last year, more efficient plant utilization in the Automation segment led to improved gross margins in the fourth quarter for that business. The Packaging segment, however, experienced a decrease in gross margin in the fourth quarter, primarily because of a change in product mix to lower-margin packaging lines and strong extrusion equipment sales, the margin erosion and losses at Kalish and Sencorp referenced earlier, the acquisition of C. E. King's line of lower-priced, lower-margin tablet counting equipment, under-utilization of the tablet press facility, and pricing pressures in the tablet-press markets. Gross margin in the stamping and fabrication business was up significantly due to higher production levels resulting in better overhead absorption.

   "The progress we have made in cost-control efforts and the benefits of last year's restructuring were most evident in our fourth-quarter selling, general and administrative expenses in fiscal 2000, which, while increasing slightly to $20.9 million from $20.7 million a year earlier, decreased as a percentage of sales to 15.7 percent from 18.3 percent in fiscal 1999," Schultz said. "That improvement resulted despite additional SG&A expenses of about $0.9 million associated with our start-up businesses and the C.E. King acquisition this year." Operating income for the quarter was $0.8 million compared with a restated operating loss of $9.6 million a year earlier -- or restated operating income of $3.4 million before last year's special and restructuring charges.

Fiscal Year 2000 Results

   For the year ended June 25, 2000, the net loss was $4.6 million, or 45 cents per diluted share, compared with a restated net loss of $5.1 million, or 51 cents per diluted share a year earlier. Excluding special and restructuring charges, last year's restated net income would have been $3.1 million, or 31 cents per diluted share.

   Full-year net sales increased to $464.3 million in fiscal 2000 from $442.1 million in fiscal 1999. Full-year Automation segment sales were $302.8 million compared with $299.8 million in the prior year. Packaging segment sales for the year increased 12.6 percent to $123.2 million from $109.5 million in the prior year. Stamping and fabrication segment sales totaled $38.3 million, up 17 percent from $32.8 million in the prior year.

   Gross profit for fiscal 2000 increased $0.6 million to $90.2 million. Excluding the special charges last year, gross profit for fiscal 2000 decreased $9.2 million. The gross margin decreased to 19.4% in fiscal 2000 from 22.5%, excluding special charges, primarily reflecting the significant decrease in margins in the Packaging segment resulting mainly from the issues at Kalish and Sencorp, a less favorable product mix and manufacturing inefficiencies at the tablet press facility.

   "We completed a strong second half of sales, bookings and backlog in fiscal 2000. We are also pleased with our progress in broadening and diversifying our customer base, beginning the standardization of engineering and manufacturing processes, and apportioning production among our facilities as appropriate," said Kerley. "In recent months, we developed a significant number of new customers in the electronics, telecommunications, medical devices, fiber optics, life sciences and disk drive markets. Additionally, we are continuing our cost-control efforts and further refining our marketing strategy to take advantage of the significant opportunities we see in most of the industries we serve."

Optimism For Fiscal 2001

   "Fiscal year 2000 was a difficult and trying year for DT Industries. We face many stiff challenges in the year ahead - improving margins, identifying and implementing corrective measures at Kalish and Sencorp, completing a new bank credit facility, recruiting new, top flight senior management, executing our strategy to divest one or more business units, and improving our management of working capital, " Kerley said. However, with many positive signs -- the strong year-end backlog, our early-on success in cost-control efforts, the progress we have made in diversifying our customer base, our progress in standardizing processes and engineering among our many divisions, and the solid opportunities we see in virtually all of our markets -- we maintain our optimism that we are on the way to achieving meaningful revenue and profitability," Kerley said. "Assuming a stable U.S. economy, particularly in the markets we serve, we expect fiscal 2001 to show operating improvement over the last two fiscal years."

                                   -- more --

   "We have begun the new fiscal year with a much stronger backlog than a year earlier, with significant opportunities going forward, especially in the electronics, heavy equipment, automotive and medical devices markets." Kerley said. "Although the automotive market remains soft and order timing is uncertain, we believe continued strength in quoting opportunities indicates improvement in the coming quarters. In fact, our first quarter orders were a record $165 million, approximately $40 million higher than the comparable quarter last year," Kerley stated.

   DT Industries, Inc. is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The company also produces precision metal components, tools and dies for a broad range of industrial applications.

   Certain information contained in this press release includes forward-looking statements. These statements comprising all statements herein which are not historical are based upon the Company's interpretation of what it believes are significant factors affecting its businesses, including many assumptions regarding future events, and are made pursuant to the safe harbor provisions of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. References to "opportunities", "growth potential", "objectives" and "goals", the words "anticipate", "believe", "estimate", "expect", and similar expressions used herein indicate such forward-looking statements. Actual results could differ materially from those anticipated in any forward-looking statements as a result of various factors, including economic downturns in industries or markets served, delays or cancellations of customer orders, delays in shipping dates of products, significant cost overruns on certain projects, excess product warranty expenses, collectibility of past due receivables, significant restructuring or other special, non-recurring charges, foreign currency exchange rate fluctuations, delays in achieving anticipated cost savings or in fully implementing project management systems, availability of credit at acceptable terms, changes in interest rates, increased inflation, the outcome of pending litigation related to the previously announced accounting irregularities, and the company's ability to implement operational and financial systems to manage the company's decentralized operations.
                                   -- more --


                                                     Consolidated Balance Sheets
                                         (In thousands, except share and per share amounts)

                                                      June 27,                    June 28,                  June 29,
                                                        1999       June 27,         1998       June 28,       1997        June 29,
                                        June 25,    As Previously    1999       As Previously    1998     As Previously     1997
                                          2000        Reported    As Restated     Reported    As Restated   Reported     As Restated
                                       ----------- ------------- ------------- ------------- ----------- -------------- ------------
Assets
  Current assets:

    Cash...........................    $   8,705     $  10,487    $  10,487      $   6,915    $   6,915    $   2,821     $   2,821
    Accounts receivable, net.......       58,924        50,691       50,006         75,634       74,984       68,538        68,538
    Costs and estimated earnings in
      excess of amounts billed on
      uncompleted contracts........       94,925        64,894       65,806         66,910       67,469       51,643        51,643
    Inventories, net...............       52,926        56,876       49,377         48,755       41,193       42,198        40,428
    Prepaid expenses and other.....       14,296        12,320       16,070          8,931        8,282        7,051         7,051
                                       ---------     ---------    ---------      ---------    ---------    ---------     ---------
      Total current assets.........      229,776       195,268      191,746        207,145      198,843      172,251       170,481
  Property, plant and equipment, net      73,218        77,402       77,402         69,183       69,183       51,132        51,132
  Goodwill, net....................      173,823       180,066      180,066        177,578      177,578      168,401       168,401
  Other assets, net................        4,253         4,051        4,051          6,096        6,096        3,412         3,412
                                       ---------     ---------    ---------      ---------    ---------    ---------     ---------
                                       $ 481,070     $ 456,787    $ 453,265      $ 460,002    $ 451,700    $ 395,196     $ 393,426
                                       =========     =========    =========      =========    =========    =========     =========
Liabilities and stockholders' equity

Current liabilities:

    Current portion of long-term debt  $     713     $     384    $     384      $      55    $      55    $   1,527     $   1,527
    Accounts payable...............       47,189        37,507       37,507         33,627       33,627       31,353        31,353
    Customer advances..............       14,878        15,066       15,087         13,573       12,529       11,232        11,232
    Billings in excess of costs and
      estimated earnings on
      uncompleted contracts........        7,533         6,837        6,837          8,218        8,218        7,172         7,172
    Accrued liabilities............       35,446        32,418       35,123         43,232       41,391       29,986        29,861
                                       ---------     ---------    ---------      ---------    ---------    ---------     ---------
      Total current liabilities....      105,759        92,212       94,938         98,705       95,820       81,270        81,145
                                       ---------     ---------    ---------      ---------    ---------    ---------     ---------
  Long-term debt...................      126,144       103,659      104,209         89,956       89,956       46,978        46,978
  Deferred income taxes............       10,375         8,376       10,442          7,827        7,827        6,435         6,435
  Other long-term liabilities......        3,709         3,400        3,400          3,455        3,455        5,246         5,246
                                       ---------     ---------    ---------      ---------    ---------    ---------     ---------
                                         140,228       115,435      118,051        101,238      101,238       58,659        58,659
                                       ---------     ---------    ---------      ---------    ---------    ---------     ---------
  Commitments and contingencies
  Company-obligated, mandatorily
    redeemable convertible preferred
    securities of subsidiary DT Capital
    Trust holding solely convertible
    junior subordinated debentures of
    the Company....................      70,000        70,000       70,000         70,000       70,000       70,000        70,000
                                        --------     ---------    ---------      ---------    ---------    ---------     ---------
  Stockholders' equity:
    Preferred stock, $0.01 par value;
      1,500,000 shares authorized; no
      shares issued and outstanding
    Common stock, $0.01 par value;
      100,000,000 shares authorized;
      10,107,274 shares issued and
      outstanding..................          113           113          113            113          113          113           113
    Additional paid-in capital.....      133,348       133,348      133,348        134,608      134,608      133,370       133,370
    Retained earnings..............       64,378        77,984       68,968         80,561       74,917       51,784        50,139
    Cumulative translation
      adjustment...................       (1,978)       (1,527)      (1,375)          (778)        (551)          --            --
    Less--
      Treasury stock (1,268,488,
         873,000 and 0 shares), at
         cost......................      (30,778)      (30,778)     (30,778)       (24,445)     (24,445)          --            --
                                       ---------     ---------    ---------      ---------    ---------    ---------     ---------
      Total stockholders' equity...      165,083       179,140      170,276        190,059      184,642      185,267       183,622
                                       ---------     ---------    ---------      ---------    ---------    ---------     ---------
                                       $ 481,070     $ 456,787    $ 453,265      $ 460,002    $ 451,700    $ 395,196     $ 393,426
                                       =========     =========    =========      =========    =========    =========     =========


                                                             -- more --

                                                Consolidated Statement of Operations
                                         (In thousands, except share and per share amounts)

                                                                         Fiscal Year Ended
                                ------------- ------------- ------------- -------------- ------------- ------------- -------------
                                                 June 27,                    June 28,                     June 29,
                                                   1999       June 27,         1998        June 28,         1997       June 29,
                                  June 25,     As Previously    1999       As Previously     1998       As Previously    1997
                                    2000         Reported    As Restated     Reported     As Restated     Reported    As Restated
                                ------------- ------------- ------------- -------------- ------------- ------------- -------------

Net sales.................    $    464,285   $   442,084  $    442,084   $   519,342    $   519,342   $   396,110   $   396,110
  Cost of sales.............         374,091       348,487       352,526       380,126        387,515       285,044       287,150
                                ------------   -----------  ------------   -----------    -----------   -----------   -----------
  Gross profit..............          90,194        93,597        89,558       139,216        131,827       111,066       108,960
  Selling, general and
    administrative expenses.          79,852        80,740        80,740        75,246         75,246        54,367        54,367
  Restructuring charge......              --         2,500         2,500            --             --            --            --
  Loss on sale of assets of
    Knitting Elements
    division................              --            --            --         1,383          1,383            --            --
                                ------------   -----------  ------------   -----------    -----------   -----------   -----------
  Operating income..........          10,342        10,357         6,318        62,587         55,198        56,699        54,593
  Interest expense, net.....          10,305         7,742         7,742         6,509          6,509        11,088        11,088
  Dividends on
    Company-obligated,
    mandatorily redeemable
    convertible preferred
    securities  of  subsidiary
    DT Capital Trust holding
    solely convertible junior
    subordinated debentures of
    the Company, at 7.16% per
    annum...................           5,146         5,012         5,012         5,012          5,012           251           251
                                ------------   -----------  ------------   -----------    -----------   -----------   -----------
  Income (loss) before
    provision for income taxes
    and extraordinary loss..          (5,109)       (2,397)       (6,436)       51,066         43,677        45,360        43,254
  Provision (benefit) for
    income taxes............            (519)         (634)       (1,301)       20,182         16,792        18,979        18,518
                                ------------   -----------  ------------   -----------    -----------   -----------   -----------
  Income (loss) before
    extraordinary loss......          (4,590)       (1,763)       (5,135)       30,884         26,885        26,381        24,736
  Extraordinary loss on debt
    refinancing, net of income
    tax benefits of $800 and
    $216, respectively......              --            --            --         1,200          1,200           324           324
                                ------------   -----------  ------------   -----------    -----------   -----------   -----------
  Net income (loss).........    $     (4,590)  $    (1,763) $     (5,135)  $    29,684    $    25,685   $    26,057   $    24,412
                                ============   ===========  ============   ===========    ===========   ===========   ===========
  Basic earnings (loss) per
    common share:
    Income (loss) before
      extraordinary loss....    $      (0.45)  $      (0.17)$      (0.51)  $       2.73   $      2.38   $       2.55  $      2.40
    Extraordinary loss......              --            --            --           0.10          0.11           0.03         0.03
                                ------------   -----------  ------------   ------------   -----------   ------------  -----------
    Net income (loss).......    $      (0.45)  $      (0.17)$      (0.51)  $       2.63          2.27   $       2.52  $      2.37
                                ============   ============ ============   ============   ===========   ============  ===========
  Diluted earnings (loss) per
    common share:
    Income (loss) before
      extraordinary loss....    $      (0.45)  $      (0.17)$      (0.51)  $       2.49   $      2.19   $       2.41  $      2.26
    Extraordinary loss......              --            --            --           0.09          0.09           0.03         0.03
                                ------------   -----------  ------------   ------------   -----------   ------------  -----------
    Net income (loss).......    $      (0.45)  $      (0.17)$      (0.51)  $       2.40   $      2.10   $       2.38  $      2.23
                                ============   ============ ============   ============   ===========   ============  ===========

  Weighted average common shares outstanding:

    Basic...................      10,107,274    10,149,215    10,149,215    11,297,409     11,297,409    10,349,444    10,349,444
    Diluted.................      10,107,274    10,181,800    10,149,215    13,621,481     13,621,481    11,022,080    11,022,080
                                ============   ===========  ============   ===========    ===========   ===========   ===========


                                                             -- more --

                                                Quarterly Financial Data (unaudited)
                                              (In thousands, except per share amounts)

                              1st Quarter                2nd Quarter                 3rd Quarter
                             As Previously 1st Quarter  As Previously 2nd Quarter   As Previously 3rd Quarter
                               Reported    As Restated    Reported    As Restated     Reported    As Restated   4th Quarter
                               --------    -----------    --------    -----------     --------    -----------   -----------
Year ended June 25, 2000
------------------------
Net sales..............       $ 100,969    $ 101,129     $ 107,982     $107,982      $ 121,895     $121,995      $133,179
Cost of sales..........          78,086       81,078        82,835       85,588         93,263       95,958       111,467
Gross profit...........          22,883       20,051        25,147       22,394         28,632       26,037        21,712
Operating income.......           3,037          204         5,775        3,022          8,944        6,349           767
Net income (loss)......            (338)      (2,137)          873         (887)         2,733        1,103        (2,669)
Diluted earnings (loss)
  per share............           (0.03)        (0.21)        0.09         (0.09)         0.27          0.11         (0.26)

                              1st Quarter                2nd Quarter                 3rd Quarter                 4th Quarter
                             As Previously 1st Quarter  As Previously 2nd Quarter   As Previously 3rd Quarter   As Previously
                               Reported    As Restated    Reported    As Restated     Reported    As Restated     Reported
                               --------    -----------    --------    -----------     --------    -----------     --------
Year ended June 27, 1999
------------------------
Net sales..............       $ 112,907    $ 112,907     $ 111,627     $111,627      $ 104,097     $104,097      $ 113,453
Cost of sales..........          84,682       85,754        86,052       86,768         79,604       80,166         98,149
Gross profit...........          28,225       27,153        25,575       24,859         24,493       23,931         15,304
Operating income (loss)           9,444        8,372         5,051        4,334          3,777        3,214         (7,915)
Net income (loss)......           3,785        3,121         1,092          647            492          143         (7,132)
Diluted earnings (loss)
  per share............            0.37          0.31         0.11          0.06          0.05          0.01         (0.70)

Year ended June 28, 1998
------------------------
Net sales..............       $ 115,764    $ 115,764     $ 132,431     $132,431      $ 132,561     $132,561      $ 138,586
Cost of sales..........          84,856       86,316        96,454       98,001         96,054       97,860        102,762
Gross profit...........          30,908       29,448        35,977       34,430         36,507       34,701         35,824
Operating income.......          13,819       12,359        16,848       15,301         15,544       15,015         16,376
Net income.............           5,335        4,430         8,228        7,269          7,714        6,594          8,407
Diluted earnings per
  share................            0.44          0.38         0.66          0.59          0.62         0.54          0.68

Year ended June 29, 1997
------------------------
Net sales..............       $  82,635    $  82,635     $ 100,693     $100,693      $ 103,359     $103,359      $ 109,423
Cost of sales..........          59,870       60,268        73,023       73,555         73,652       74,177         78,499
Gross profit...........          22,765       22,367        27,670       27,138         29,707       29,182         30,924
Operating income.......          11,177       10,780        13,908       13,377         14,952       14,429         16,662
Net income.............           4,549        4,301         6,038        5,708          7,216        6,891          8,254
Diluted earnings per
  share................            0.48          0.45         0.58          0.54          0.61         0.58          0.69


(Table continued)
                      Quarterly Financial Data (unaudited)
                    (In thousands, except per share amounts)

                           4th Quarter
                           As Restated
                           -----------
Year ended June 27, 1999
------------------------
Net sales..............     $113,453
Cost of sales..........       99,838
Gross profit...........       13,615
Operating income (loss)       (9,602)
Net income (loss)......       (9,046)
Diluted earnings (loss)
  per share............        (0.89)

Year ended June 28, 1998
------------------------
Net sales..............     $138,586
Cost of sales..........      105,338
Gross profit...........       33,248
Operating income.......       12,523
Net income.............        7,392
Diluted earnings per
  share................         0.59

Year ended June 29, 1997
------------------------
Net sales..............     $109,423
Cost of sales..........       79,150
Gross profit...........       30,273
Operating income.......       16,007
Net income.............        7,512
Diluted earnings per
  share................         0.66
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